Exhibit 3

EXECUTION VERSION

PAMPLONA CAPITAL PARTNERS III, L.P.

c/o Pamplona Capital Management LLP

375 Park Avenue, 23rd Floor

New York, NY 10152

October 14, 2013

CSC ServiceWorks Holdings, Inc.

c/o Pamplona Capital Management LLP

375 Park Avenue, 23rd Floor

New York, NY 10152

CSC ServiceWorks, Inc.

c/o Pamplona Capital Management LLP

375 Park Avenue, 23rd Floor

New York, NY 10152

Spin Holdco Inc.

c/o Pamplona Capital Management LLP

375 Park Avenue, 23rd Floor

New York, NY 10152

Re:	Capital Commitment Letter - Acquisition of Mac-Gray Corporation

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Mac-Gray Corporation, a Delaware corporation (the “Company”), Spin Holdco Inc., a Delaware corporation (“Parent”) and wholly-owned subsidiary of CSC ServiceWorks, Inc. (“CSC”) which is a wholly-owned subsidiary of CSC ServiceWorks Holdings, Inc. (“Holdings”), and CSC Fenway, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered by Investor (as defined below) to Holdings in connection with the execution of the Merger Agreement.

Subject to the terms of this letter agreement, Pamplona Capital Partners III, L.P. (the “Investor”) hereby commits to purchase equity securities of or to make loans to Holdings for an aggregate purchase price of, but not exceeding in any event, $594 million (the “Commitment Amount”), which amount shall be contributed by Holdings to the capital of CSC and by CSC to the capital of Parent to be used by Parent to fund the consideration payable by Parent under the Merger Agreement at Closing (including as a result of an award by a court of competent jurisdiction in a final non-appealable judgment of specific performance requiring Parent to effect the Closing, obtained by the Company as permitted by the terms of Section 9.09 of the Merger Agreement) and any other payments to be made by Parent or the Company at Closing and all associated costs and expenses of the Merger for which Parent or the Company is responsible as set forth in the Merger Agreement (the “Closing Funding Obligations”); provided that the Investor shall not, under any circumstances, be obligated to cause to be contributed to Holdings more than the Commitment Amount. In no event shall Parent, CSC, Holdings or the Investor cause or permit the redemption or repurchase by Parent, CSC or Holdings of any securities of Parent, CSC or Holdings (or any dividend or distribution by Parent, CSC or Holdings) so long as this Commitment is in full force and effect, in each case, other than ordinary course intercompany transactions not effected with an intent to reduce Parent’s ability to satisfy its obligations under Merger Agreement.

The Investor also agrees that in the event that (a) any amounts are owed by Parent or Merger Sub with respect to any breach by Parent or Merger Sub of the Merger Agreement (in each case, subject to the terms and limitations of the Merger Agreement) including, without limitation, any payment if and when due of any monetary damages awarded to the Company by a court of competent jurisdiction in a final non-appealable judgment relating to any breach of the Merger Agreement by Parent or Merger Sub or (b) the Parent Termination Fee and any related amounts become due and payable pursuant to and in accordance with Section 9.04 of the Merger Agreement ((a) and (b), the “Payment Obligations” and, together with the Closing Funding Obligations, the “Obligations”), then in each case the Investor shall be jointly and severally liable to the Company for the payment to the Company of such Payment Obligations; provided that in no event shall Investor’s aggregate liability under the foregoing clause (a) exceed an amount equal to $50 million (the “Investor Liability Cap”) and the Company hereby agrees that the Investor shall in no event be required to pay the Company or any other Person, Payment Obligations that, in the aggregate, exceed the Investor Liability Cap.

The obligation of the Investor to fund the Closing Funding Obligations is conditioned upon any of the following having occurred: (i) all conditions to the obligations of the Parent and Merger Sub set forth in Sections 7.01 and 7.02 of the Merger Agreement having been satisfied or waived as of the date of the Closing pursuant to the terms of the Merger Agreement (other than those conditions that by their nature cannot be satisfied until the Closing and that would be satisfied assuming the Closing would occur); or (ii) the Company shall have obtained pursuant to Section 9.09 of the Merger Agreement an award of specific performance by a court of competent jurisdiction in a final non-appealable judgment requiring Parent to effect the Closing, or other equitable remedy to specifically enforce the obligations of Parent and Merger Sub to effect the Closing on the terms set forth in the Merger Agreement and such order, and, in any case, such Closing, subject only to the funding of the Commitment Amount, shall occur.

The obligation of the Investor to pay any of the Payment Obligations in conditioned upon any of the following having occurred: (i) following termination of the Merger Agreement pursuant to Section 8.01 of the Merger Agreement (other than a termination upon which the Parent Termination Fee is due, which shall be governed by clause (ii) of this paragraph), the Company shall have obtained in an award by a court of competent jurisdiction in a final non-appealable judgment monetary damages against Parent or Merger Sub as permitted by the terms of the Merger Agreement; provided, in such case, the Investor shall not be required to fund or pay any amounts in excess of the lesser of (x) the amount of the damages awarded pursuant to such judgment (the “Damages Amount”), and (y) the Investor Liability Cap; and (ii) the termination of the Merger Agreement pursuant to Section 8.01 of the Merger Agreement upon which the Parent Termination Fee and any related amounts become payable to the

Company as provided in Section 9.04(d), provided, in such case, the Investor shall not be required to fund or pay any amounts in excess of the Parent Termination Fee plus any other amounts due and payable to the Company pursuant to Section 9.04(d) of the Merger Agreement; provided, however, that, in the case of either clause (i) or (ii) above, the amount payable by the Investor shall be reduced dollar for dollar by the amount actually paid to the Company by any Buyer Entity or the Merger Sub in satisfaction of the amounts described in such clauses.

The Investor’s obligation to cause to be funded all or any portion of the Closing Funding Obligations will terminate automatically and immediately following the earlier to occur of (a) the Closing in accordance with the Merger Agreement (at which time the Investor’s obligations shall be deemed fulfilled) and (b) the termination of the Merger Agreement in accordance with its terms.

The Investor’s obligation to cause to be paid all or any portion of the Payment Obligations will terminate automatically and immediately following the earliest to occur of (a) the Closing in accordance with the Merger Agreement, (b) the payment in full of the Parent Termination Fee plus any other amounts due and payable to the Company pursuant to Section 9.04(d) of the Merger Agreement, (c) the actual payment to the Company by any combination of the Investor, the Buyer Entities and/or any of their Affiliates of the full Damages Amount, or payments by the Investor of an aggregate amount equal to the Investor Liability Cap and (d) six (6) months following the termination of the Merger Agreement in accordance with its terms (the “Final Termination Date”), unless prior to the end of such period the Company shall have provided written notice to, or commenced a legal proceeding alleging amounts payable by, the Investor to the Company in respect of the Payment Obligations or payable by Parent or Merger Sub under the Merger Agreement, in which case the Final Termination Date shall be automatically extended until the date immediately following the date upon the earlier of (x) a final, non-appealable resolution of such legal proceeding and payment of the Payment Obligations (subject to the Investor Liability Cap), if applicable, or (y) a written agreement signed by each of the parties hereto terminating the Payment Obligations.

This letter agreement shall be binding on the Investor solely to the benefit of the Buyer Entities, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than the Buyer Entities any benefits, rights or remedies under or by reason of, or any rights to enforce or cause any of the Buyer Entities to enforce, the funding of the Commitment Amount, the Closing Funding Obligations or the Payment Obligations or any other provisions of this letter agreement; provided, however, that the Company is hereby expressly made a third party beneficiary of this letter agreement and the rights of the Buyer Entities hereunder, and the Company may enforce such rights against the Investor as if the Company were a party to this letter agreement in order to cause Investor to comply with its obligations hereunder, including with respect to the Commitment Amount, the Closing Funding Obligations and the Payment Obligations.

The commitment set forth herein shall not be assignable by any of the Buyer Entities without the Investor’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of the Investor and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The Investor shall not assign or allocate all or a portion of its obligations to cause the Commitment Amount or the Obligations to be funded or paid, as applicable, or any other obligations hereunder without each of the Buyer Entities’ and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Buyer Entities and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that the Investor may assign or allocate all or a portion of its obligations to cause the Commitment Amount or the Obligations to be funded or paid, as applicable, to any limited partner or affiliated fund of the Investor; provided, further, that any such assignment shall not relieve the Investor of its obligations hereunder.

Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, each of the Buyer Entities by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no Person other than the Investor shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of the Investor (or any of their successors or permitted assignees), against any former, current or future general or limited partner, manager, stockholder or member of the Investor (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Investor, the Buyer Entities or Merger Sub (each such person other than Investor, the Buyer Entities and Merger Sub, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the Investor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Each of the Buyer Entities further agrees that neither it nor any of its Affiliates shall have any right of recovery against the Investor or any Non-Recourse Party, whether by piercing of the corporate veil, by a claim on behalf of any of the Buyer Entities against the Investor or any Non-Recourse Party, or otherwise, except for the rights of the Buyer Entities to be capitalized to the extent provided in this letter agreement and subject to the terms and conditions hereof. Each of the Buyer Entities hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against the Investor or any Non-Recourse Party except for claims solely against the Investor under this letter agreement.

Subject to the exception at the end of this sentence, the Company’s remedies against the Investor with respect to the Commitment Amount and the Obligations shall be, and are intended to be, the exclusive remedies available to the Company and its Affiliates against the Investor or any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not any such breach is caused by the Investor’s breach of its obligations under this letter agreement, except for the right of the Company to enforce its rights under this letter agreement in accordance with the terms hereof, including, without limitation, specifically enforcing the provisions of this letter agreement to cause the Closing to occur, subject to and in accordance with the terms and conditions set forth in the Merger Agreement and this letter agreement. Investor agrees not to raise any objections to the availability of the equitable remedy of specific performance. Investor further agrees that the Company shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of Section 9.09 of the Merger Agreement.

The Investor hereby represents and warrants that (a) it has the ability to pay and perform (or cause to be paid or performed) its obligations under this letter agreement, and that all funds necessary for the Investor to fulfill its obligations under this letter agreement shall be available to the Investor for so long as this letter agreement shall remain in effect pursuant to its terms (for purposes of clarity, it is hereby acknowledged that such funds may not be in the possession of the Investor at all times but the Investor has the ability, at all times this letter agreement is in effect pursuant to its terms, to timely call such funds from its partners in order to effect the Closing in accordance with the terms of the Merger Agreement); (b) it has all power and authority to execute, deliver and perform this letter agreement; (c) the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Investor are necessary therefor; (d) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Investor in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; (e) the execution, delivery and performance by the Investor of this letter agreement do not and will not (i) violate the organizational documents of the Investor, (ii) violate in any material respect any applicable Law or (iii) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material Contract to which the Investor is a party or by which the Investor is bound.

The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby shall be brought in the Delaware Courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this letter agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this letter agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each of the parties agrees that service of process, summons, notice or document by registered mail addressed to any such parties at the addresses set forth above shall be effective service of process for any suit, Action or proceeding brought in any such court.

EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT.

This letter agreement shall be treated as confidential by the Buyer Entities, Merger Sub and the Company and is being provided to the Buyer Entities, Merger Sub and the Company solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be disclosed, used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement) by any of the Buyer Entities, Merger Sub or the Company, except with the written consent of the Investor; provided that no such written consent shall be required (and the Buyer Entities, Merger Sub and the Company and their respective Affiliates shall be free to release such information) for disclosures to employees, agents, legal, financial, accounting or other advisors or representatives, so long as such Persons agree to keep such information confidential; provided, further, that the Buyer Entities, Merger Sub or the Company may disclose such information to the extent required by Law, the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement.

This letter agreement may not be amended, modified or supplemented except by an agreement in writing signed by each of the Buyer Entities, the Investor and the Company. This letter agreement together with the Merger Agreement constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements including, without limitation, any term sheets, letters of intent, proposals, bids or similar agreements, whether written or oral, among Investor or its Affiliates, on the one hand and any of the Buyer Entities or their respective Affiliates, on the other hand, except for the Merger Agreement and the other agreements related thereto and entered into on the date hereof.

This letter agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or email transmission), each of which will be deemed and original, but all of which together will constitute one and the same instrument.

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PAMPLONA CAPITAL PARTNERS III, L.P.

BY:	PAMPLONA EQUITY ADVISORS III LTD.,
its general partner

Acting by:	/s/ Robert Warden
Name:	Robert Warden
Title:	Partner - Authorized Person

Accepted and Agreed to

as of the date written above

CSC SERVICEWORKS HOLDINGS, INC.

By:	/s/ Robert Warden
Name:	Robert Warden
Title:	President

[Capital Commitment Letter Signature Page]

CSC SERVICEWORKS, INC.

By:	/s/ Robert M Doyle
Name:	Robert Doyle
Title:	Chief Executive Officer

SPIN HOLDCO INC.

By:	/s/ Robert M Doyle
Name:	Robert Doyle
Title:	Chief Executive Officer

[Capital Commitment Letter Signature Page]